Exhibit 3.1

ARTICLES OF INCORPORATION

OF

TC BANCSHARES, INC.

ARTICLE I. NAME.

The name of the corporation is TC Bancshares, Inc. (the “Company”).

ARTICLE II. PRINCIPAL OFFICE.

The Company’s initial principal office shall be located at 131 South Dawson Street, Thomasville, Thomas County, Georgia 31799.

ARTICLE III. REGISTERED AGENT.

The initial registered agent of the Company shall be Greg Eiford. The initial registered office of the Company shall be located at 131 South Dawson Street, PO Box 1197, Thomasville, Thomas County, Georgia 31799.

ARTICLE IV. PURPOSE

The Company is organized pursuant to the Georgia Business Corporation Code (the “Code”). The purpose for which the Company is organized is to engage in any lawful activity for which corporations may be organized under the Code. The Company shall have all the powers of a corporation organized under the Code.

ARTICLE V. DURATION.

The Company shall have perpetual duration.

ARTICLE VI. CAPITAL STOCK.

A. Authorized Stock.

1. The Company shall have the authority to issue 30,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:

(a) Common Stock. One class shall consist of 20,000,000 shares of common stock of $0.01 par value per share, designated “Common Stock.” The holders of the common stock shall possess voting power, and each holder of shares of the common stock shall be entitled to one vote for each share held by each holder. There shall be no cumulative voting for the election of directors pursuant to Code Section 14-2-728. Holders of Common Stock shall not be entitled to preemptive rights pursuant to the provisions of Code Section 14-2-630.

(b) Preferred Stock. One class shall consist of 10,000,000 shares of preferred stock of $0.01 par value per share, designated “Preferred Stock.” The Board of Directors of the Company shall be empowered to divide any and all of the shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors of the Company shall fix and determine, and is hereby empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series: (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors of the Company in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors of the

Company; (ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series; (iii) the time or times, if any, when the price or prices at which shares of such series shall be redeemable at the option of the holder or of the Company and the sinking fund provisions, if any, for the purchase or redemption of such shares; (iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether all or a portion is paid before any amount is paid on Common Stock; (v) the rights, if any, of the holders of shares of such series to convert such shares into or exchange such shares for, shares of the Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and (vi) whether the shares of such series have voting rights and the extent of such voting rights, if any.

2. The Board of Directors of the Company shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

3. Any action by the Board of Directors of the Company in authorizing the issuance of Preferred Stock and fixing and determining the provisions thereof is hereby ratified and approved.

B. Restrictions on Voting Rights of the Company’s Equity Securities.

1. Notwithstanding any other provision of these Articles, in no event shall the record owner (or if more than one record owner, all such record owners taken as a group) of any outstanding Common Stock that is beneficially owned, directly or indirectly, by a Person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the “Limit”), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes that may be cast by any particular record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such Person owning shares in excess of the Limit (a “Holder in Excess”) shall be a number equal to the total number of votes that a single record owner of all Common Stock owned by such Holder in Excess would be entitled to cast after giving effect to the provisions hereof, multiplied by a fraction, the numerator of which is the number of shares of such class or series that are both (i) beneficially owned by such Holder in Excess and (ii) owned of record by such particular record owner, and the denominator of which is the total number of shares of Common Stock beneficially owned by such Holder in Excess. The provisions of this Section B of this Article VI shall not be applicable if, before the Holder in Excess acquired beneficial ownership of such shares in excess of the Limit, such acquisition was approved by a majority of the “Unaffiliated Directors.” For this purpose, the term “Unaffiliated Director” means any member of the Board of Directors who is unaffiliated with the Holder in Excess and was a member of the Board of Directors prior to the time that the Holder in Excess became such, and any director who is thereafter chosen to fill any vacancy on the Board of Directors and who is elected and who, in either event, is unaffiliated with the Holder in Excess and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of the Unaffiliated Directors then serving on the Board of Directors.

2. The following definitions shall apply to this Section B of this Article VI:

(a) An “affiliate” of a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(b) “Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on December 31, 2020; provided, however, that a Person shall, in any event, also be deemed the “beneficial owner” of any Common Stock:

(1) that such Person or any of its affiliates beneficially owns, directly or indirectly; or

(2) that such Person or any of its affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with the Company to effect any transaction of the type described in clause (i) or (ii) of the first sentence of Article IX hereof) or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such Person nor any such affiliate is otherwise deemed the beneficial owner); or

(3) that are beneficially owned, directly or indirectly, by any other Person with which such first mentioned Person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company; and provided further, however, that (i) no director or officer of the Company (or any affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such director or officer (or any affiliate thereof), and (ii) neither any employee stock ownership plan or similar plan of the Company or any subsidiary of the Company nor any trustee with respect thereto (or any affiliate of such trustee) shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes of computing the percentage of beneficial ownership of Common Stock of a Person, the outstanding Common Stock shall include shares deemed owned by such Person through application of this subsection but shall not include any other shares of Common Stock that may be issuable by the Company pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock that may be issuable by the Company pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

(c) A “Person” shall mean any individual, firm, corporation, or other entity.

(d) The Board of Directors shall have the power to construe and apply the provisions of this Section B and to make all determinations necessary or desirable to implement such provisions including, but not limited to, matters with respect to (i) the number of shares of Common Stock beneficially owned by any Person, (ii) whether a Person is an affiliate of another, (iii) whether a Person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (iv) the application of any other definition or operative provision of this Section B to the given facts, or (v) any other matter relating to the applicability or effect of this Section B.

3. The Board of Directors shall have the right to demand that any Person reasonably believed by the Board of Directors to be a Holder in Excess (or holder of record of Common Stock beneficially owned by any Holder in Excess) supply the Company with complete information as to (i) the record owner(s) of all shares beneficially owned by such Holder in Excess, and (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such Holder in Excess. The Board of Directors shall further have the right to receive from any Holder in Excess reimbursement for all expenses incurred by the Board in connection with its investigation of any matters relating to the applicability or effect of this section on such Holder in Excess, to the extent such investigation is deemed appropriate by the Board of Directors as a result of the Holder in Excess refusing to supply the Company with the information described in the previous sentence.

4. Any constructions, applications, or determinations made by the Board of Directors pursuant to this Section B in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Company and its stockholders.

5. In the event any provision (or portion thereof) of this Section B shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section B shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Company and its stockholders that each such remaining provision (or portion thereof) of this Section B remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including Holders in Excess, notwithstanding any such finding.

C. Majority Vote for Certain Actions. With respect to those actions as to which any provision of the Code requires stockholder authorization by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, any such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in these Articles.

D. Quorum. Except as otherwise provided by law or expressly provided in these Articles, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Company entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of Article VI, Section B) entitled to be cast by the holders of shares of capital stock of the Company entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in these Articles to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

E. Beneficial Ownership Limitation. No Person (as defined in Article IX) may directly or indirectly offer to acquire or acquire beneficial ownership (as defined in Section B of Article VI) of more than 10 percent of the outstanding stock of any class of voting stock of the Company. This limitation shall expire on the third anniversary of the effective date of the conversion of TC Federal Bank to the stock form of ownership and does not apply to a transaction in which an underwriter purchases stock in connection with a public offering, or the purchase of stock by an employee stock ownership plan or other tax-qualified employee stock benefit plan which is exempt from the approval requirements under 12 C.F.R. § 192.525.

ARTICLE VII. NAME AND ADDRESS OF INCORPORATOR.

The name and address of the Incorporator is as follows:

Name Robert D. Klingler	Address 1201 W. Peachtree Street, NW One Atlantic Center, 14th Floor Atlanta, Georgia 30309

ARTICLE VIII. LIMITATION OF LIABILITY.

The directors of the Company are hereby released, discharged, remised and forgiven from any personal liability to the shareholders of the Company for monetary damages for breach of duty of care or other duty as a director, and all liability of directors to the shareholders of the Company is hereby eliminated as completely and fully permitted by Code Section 14-2-202(b)(4). The elimination of personal liability of directors shall not apply to:

a.	any appropriation in violation of his or her duties, of any business opportunity of the Company;

b.	acts or omissions which involve intentional misconduct or knowing violation of the law;

c.	any transaction from which the director derived an improper personal benefit; or

d.	any violation of Code Section 14-2-832.

Any repeal or modification of this Article by the shareholders of the Company shall be prospective only and shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

ARTICLE IX. EVALUATION OF OFFERS

The Board of Directors, when evaluating (i) any offer of another Person (as defined below) to (A) make a tender or exchange offer for any equity security of the Company, (B) merge or consolidate the Company with another corporation or entity, or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Company or (ii) any other actual or proposed transaction that would or may involve a change in control of the Company (whether by purchases of shares of stock or any other securities of the Company in the open market or otherwise, tender offer, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of the assets of the Company, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of the Company and its stockholders and in making any recommendation to the Company’s stockholders, give due consideration to all relevant factors, including, but not limited to: (A) the economic effect, both immediate and long-term, upon the Company’s stockholders, including stockholders, if any, who do not participate in the transaction; (B) the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, the Company and its subsidiaries and on the communities in which the Company and its subsidiaries operate or are located; (C) whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of the Company; (D) whether a more favorable price could be obtained for the Company’s stock or other securities in the future; (E) the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of the Company and its subsidiaries; (F) the future value of the stock or any other securities of the Company or the other entity to be involved in the proposed transaction; (G) any antitrust or other legal and regulatory issues that are raised by the proposal; (H) the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and (I) the ability of the Company to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations. If the Board of Directors determines that any proposed transaction of the type described in clause (i) or (ii) of the immediately preceding sentence should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Company; selling or otherwise issuing authorized but unissued stock or other securities or granting options or rights with respect thereto; and obtaining a more favorable offer from another individual or entity. This Article IX sets forth certain factors that may be considered by the Board of Directors, but does not create any implication concerning the factors that must be considered, or any other factors that may or may not be considered, by the Board of Directors regarding any proposed transaction of the type described in clause (i) or (ii) of the first sentence of this Article IX.

For purposes of this Article IX, a “Person” shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group or entity formed for the purpose of acquiring, holding or disposing of securities.

ARTICLE X. CLASSIFIED BOARD.

The Board of Directors shall be divided into three classes, as nearly equal in number as possible. The term of the first class expires at the first regular meeting of shareholders after their election, the term of the second class expires at the second regular meeting of shareholders after their election, and the term of the third class expires at the third regular meeting of shareholders after their election. At each regular meeting of shareholders thereafter, the number of directors whose term of office expires at the time of such meeting shall be elected to hold office for a full term of three years. Any increase or decrease in the number of directors shall be apportioned among the classes as nearly equal in number as possible.

ARTICLE XI. AMENDMENT

No amendment, addition, alteration, change or repeal of this charter shall be made, unless such is proposed by the Board of Directors of the Company, approved by the shareholders by a majority of the votes eligible to be cast at a legal meeting, unless a higher vote is otherwise required, and approved or preapproved by the Board.

[Signature Page Follows]

Executed this 5th day of March, 2021.

Robert D. Klingler, Incorporator